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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.  4 )*
                                            ---


                      National Environmental Service Co.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  635838-10-5
-------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 4 pages
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-----------------------                                  ---------------------
  CUSIP NO. 635838-10-5                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Albert A. McCutchan
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Citizen of the United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                       1,777,068 at 12/31/98 (includes shares owned by spouse)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY         -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                      1,770,068 at 12/31/98 (includes shares owned by spouse)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                      -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      1,777,068
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      22.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!



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-----------------------                                  ---------------------
  CUSIP NO. 006743 19 8                 13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------


Item 1(a).  Name of Issuer:     National Environmental Service Co.
---------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:    12331 E.
------------------------------------------------------------    60th Street
                                                                Tulsa, OK 74146

Item 2(a).  Name of Person Filing:    Albert A. McCutchan
----------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:
------------------------------------------------------------------------
                                                            12331 E. 60th Street
                                                            Tulsa, OK 74146

Item 2(c).  Citizenship:    Citizen of the United States of America
------------------------

Item 2(d).  Title of Class of Securities:    Common Stock
-----------------------------------------

Item 2(e).  CUSIP Number:   635838-10-5
-------------------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
----------------------------------------------------------------------------
check whether the person filing is a:   N/A
-------------------------------------

Item 4.  Ownership.
-------------------

     (a) Amount Beneficially Owned:  1,777,068 (includes shares owned by spouse)

     (b) Percent of Class:    22.5% @ 12/31/98

     (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:    1,777,068

          (ii)  shared power to vote or to direct the vote:      -0-

          (iii) sole power to dispose or to direct the disposition of: 1,777,068

          (iv)  shared power to dispose or to direct the disposition of:  -0-

Item 5.  Ownership of Five Percent or Less of a Class.   N/A
------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.    N/A
-------------------------------------------------------------------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
  -----------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company.    N/A
---------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.    N/A
------------------------------------------------------------------
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  CUSIP NO. 006743 10 8                 13G                PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------


Item 9.  Notice of Dissolution of Group.    N/A
----------------------------------------

Item 10.  Certification.   N/A
------------------------

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 27, 1999



                                        /s/ Albert A. McCutchan
                                      -------------------------
                                      Albert A. McCutchan